Exhibit 5


               Thomas C. Cook and Associates, Ltd.
                 Attorneys and Counselors at Law
                4955 S. Durango Drive, Suite 214
                    Las Vegas, Nevada  89113



Thomas C. Cook, Esq.               Telephone  (702) 952-8519
                                   Facsimile  (702) 952-8521
                                     tcook@esquireonline.com

                                             August 21, 2002


Hans Bothmann, President
Eagle Golf Corporation
7601 W. Laredo
Las Vegas, Nevada 89117

Re:  Eagle Golf Corporation (the "Company")

Dear Mr. Bothmann:

      Pursuant to your request, I have provided this opinion letter to be used in connection with the Company's application to register securities for sale via a public stock offering pursuant to Regulation S-B of the Securities Act of 1933, as amended. The Company has supplied me with the following Company documents with regards to this review:
(1)  Articles  of Incorporation; (2) Bylaws of the  Company;
(3) Complete minute book of the Company; (4) The Company's Form SB-2 Registration Statement; (5) The Company's Prospectus; (6) Public Subscription Agreement; and (7) Audited Financial Statements.

      Based upon my review of the above-mentioned documents, provided to me by the Company, it is my opinion that any common shares sold in this public offering will be legally issued, fully paid and non-assessable upon issuance.

      This legal opinion should in no way be construed to recommend the purchase of any securities and does not in any way form on opinion as to the merits of the offering. It is with my express permission that the Company may utilize this opinion letter in regards to any public registration filing, both state and federal. It is also with my express permission that the Company may name the undersigned as counsel in any public registration filing, both state and federal.

                                   Sincerely,

                                   /s/ Thomas Cook

                                   Thomas C. Cook, Esq.


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